Exhibit 10.24

FORM OF PERFORMANCE-BASED DEFERRED STOCK AGREEMENT

September 9, 2010

[Name] (“Grantee”)

[Address]

[Address]

Dear                         :

Adolor Corporation, a Delaware corporation (the “Company”), and the Grantee hereby enter into this Deferred Stock Agreement (the “Agreement”). All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Adolor Corporation 2003 Stock Based Incentive Compensation Plan, as amended and restated (the “Plan”).

1.	Grant of Deferred Stock.

(a) Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants (“Grant”) to Grantee, as of September 9, 2010 (the “Date of Grant”), the right to receive from the Company                      shares of the common stock, par value $.0001 per share, of the Company (the “Deferred Stock”). The Deferred Stock may not be transferred by Grantee or subjected to any security interest until the restrictions have lapsed in accordance with the terms of the Plan and the terms and conditions hereof.

(b) This Grant shall become null and void unless Grantee shall accept these terms and conditions by executing this Agreement below and returning it to Finance within thirty (30) days of the date hereof. By accepting the Grant, Grantee agrees to be bound by the terms of the Plan and this Agreement and further agrees that all of the decisions and determinations of the Committee (as defined in the Plan) with respect to the Deferred Stock shall be final and binding. The Company will not issue certificates for any portion of the Deferred Stock until all of the restrictions on that portion of the Deferred Stock have lapsed.

2.	Restrictions.

(a) Vesting Period.

(1)

The restrictions (described in Section 2(b) below) with respect to fifty percent (50%) of the Deferred Stock shall lapse, and the Deferred Stock shall no longer be forfeitable (as described in Section 3 below), at such time as annual net sales of ENTEREG® (alvimopan) Capsules as measured up through the year ending December 31, 2012 and as reported in the Company’s Form 10-K for the year ended December 31, 2011 or December 31, 2012 (as the case may be) filed with the U.S. Securities and Exchange Commission (the “Public Filings”) are equal to or in excess of $40 million (the “Vesting Date”).

(2)	The restrictions (described in Section 2(b) below) with respect to the other fifty percent (50%) of the Deferred Stock shall lapse, and the Deferred Stock shall no longer be forfeitable (as described in Section 3 below), at such time as the Company successfully completes a proof of concept study in patients suffering from opioid bowel dysfunction.

The period during which any portion of the Deferred Stock actually remains subject to the restrictions of Paragraph 2(b) below is referred to herein and in the Plan as the “Deferral Period” for such portion of the Deferred Stock.

(b) Restrictions on Transfer; Shares Subject to Forfeiture. Grantee may not sell, assign, transfer, pledge or otherwise dispose of any portion of the Deferred Stock at any time during the Deferral Period for such Deferred Stock. Any attempt to sell, assign, transfer, pledge or otherwise dispose of the Deferred Stock contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Deferred Stock, shall be null, void and without effect.

(c) Certificates. Unless the Deferred Stock is forfeited pursuant to Paragraph 3 below, at the end of the Deferral Period applicable to that portion of the Deferred Stock, Grantee will be entitled to receive an unrestricted certificate representing that portion of the Deferred Stock.

3.	Termination of Grant; Death of Grantee.

(a) Should Grantee’s employment or service with the Company or one of its subsidiaries terminate for any reason other than by reason of death during the Deferral Period, Grantee will forfeit all of the Deferred Stock if the Deferral Period has not expired on or before the effective date of such termination and this Grant shall be immediately cancelled, without any action required by the Company, and with no compensation due to Grantee in respect of the Grant.

(b) If the conditions for vesting set forth in Section 2(a)(1) above shall have not been met on or prior to the date of the Company’s release of its financial results in its Public Filings for the fiscal year ended December 31, 2010, the Grantee will forfeit fifty percent (50%) of the Deferred Stock and this Grant related to such shares shall be immediately cancelled, without any action required by the Company, and with no compensation due to Grantee in respect of the Grant.

(c) Should Grantee die during the Deferral Period, all restrictions imposed under Section 2(b) above with respect to such Deferred Stock shall lapse and such shares shall become transferable and nonforfeitable.

4.	Privilege of Stock Ownership.

Grantee shall not have, with respect to any Deferred Stock, the right to vote the shares or the right to receive any cash or other dividends declared thereon, until the Deferral Period has expired.

5.	Certain Corporation Transactions.

The provisions of the Plan applicable to a Change of Control (as defined in the Plan) shall apply to the Deferred Stock and, in the event of a Change of Control, any remaining restrictions on the Deferred Stock (described in Section 2(b) above) shall lapse, and the Deferred Stock shall no longer be forfeitable (as described in Section 3 above).

6.	Withholding.

The Grantee shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the grant or vesting of the Deferred Stock. Grantee may make an election to satisfy any income tax withholding obligation with respect to the Deferred Stock by having shares withheld up to an amount that does not exceed Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. Such election must be in the form and manner prescribed by the Committee. If Grantee is a director or officer (within the meaning of Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended), such election must be irrevocable and must be made six months prior to the date on which all restrictions lapse with respect to such Deferred Stock.

7.	Compliance with Laws and Regulations.

(a) The obligations of the Company to deliver shares pursuant to the Deferred Stock shall be subject to the condition that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of such shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of shares to Grantee pursuant to this Grant is subject to applicable taxes and other laws or regulations of the United States or any state having jurisdiction thereof.

(b) In connection with this Grant, Grantee will execute and deliver to the Company such representations in writing as may be requested by the Company so that it may comply with the applicable requirements of federal and state securities laws.

(c) Grantee agrees to be bound by the Company’s policies regarding the transfer of shares of the Company’s common stock and understands that there may be certain times during the year in which Grantee will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, hypothecating or encumbering shares after the applicable restrictions have lapsed.

8.	No Employment Contract.

Nothing herein or in the Plan confers upon Grantee any right to continue in the employ or service of the Company (or any subsidiary) or interferes with or restricts in any way the rights of the Company (or any subsidiary), which are hereby expressly reserved, to discharge Grantee at any time for any reason or no reason, with or without cause. Except to the extent the terms of any employment contract between the Company (or any subsidiary) and Grantee may expressly provide otherwise, neither the Company nor any of its subsidiaries is under any obligation to continue the employment of Grantee for any period of specified duration.

9.	Notices.

Any notice required to be given or delivered to the Company under the terms herein will be in writing and addressed to the Company, Attention: Finance, at its corporate office at 700 Pennsylvania Drive, Exton, Pennsylvania 19341. Any notice required to be given or delivered to Grantee will be in writing and addressed to Grantee at the address provided above or such other address provided in writing by Grantee to the Company. All notices will be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

10.	Assignment.

The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Grant may be assigned by the Company without Grantee’s consent.

11.	Applicable Law.

The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions hereof.

12.	Construction.

(a) These terms and conditions and the Grant evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan, which terms are incorporated herein.

(b) This Grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law. The Committee shall have authority to interpret and construe the Grant pursuant to the terms of the Plan, and all decisions of the Committee with respect to any question or issue arising under the Plan or these terms and conditions will be conclusive and binding on all persons having an interest in this Grant.

13.	Documents.

By signing below, you agree to be bound by the applicable terms of the Plan and acknowledge that the following documents have been made available to you via the Adolor intranet (located within the “Finance” section): the Plan, the Prospectus for the Adolor Corporation 2003 Stock-Based Incentive Compensation Plan and Adolor Corporation Annual Report on Form 10-K as most recently filed with the Securities and Exchange Commission.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Adolor Corporation has caused this Agreement to be executed in duplicate on its behalf by its duly authorized officer and the Grantee has also executed this Agreement in duplicate.

ADOLOR CORPORATION

Date:

I hereby accept the Grant described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

Grantee:

Address:

Date: